Exhibit 8.1

November 25, 2009

Ultrapetrol (Bahamas) Limited
Ocean Centre, Montagu Foreshore
East Bay St.
Nassau, Bahamas
P.O. Box SS-19084

Ladies and Gentlemen:

You have requested our opinion regarding certain United States federal income tax matters relating to Ultrapetrol (Bahamas) Limited (the "Company") and the holders of 2,977,690 shares of the Company's common stock, par value $0.01 per share, to be offered by the selling shareholder identified in the Company's registration statement on Form F-3 (File No. 333-          ) (such registration statement as amended or supplemented from time to time) (the "Registration Statement") to which this opinion is an exhibit, as such Registration Statement shall be filed with the U.S. Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act").

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus of the Company included in the Registration Statement (the "Prospectus").  We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions "Risk Factors" and "Tax Considerations" therein, we hereby confirm that the opinions of Seward & Kissel LLP with respect to United States federal income tax matters are those opinions attributed to Seward & Kissel LLP expressed in the Registration Statement under the captions "Risk Factors" and "Tax Considerations" and accurately state our views as to the tax matters discussed therein, provided that the opinions expressed in the Registration Statement under the caption "Tax Considerations–Bahamian Tax Considerations" may not be attributed to us.

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect.  No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

Ultrapetrol (Bahamas) Limited
November 25, 2009

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Act or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP
Seward & Kissel LLP

SK 02351 0010 1042052